Addendum to the Service Provider Agreement dated January 8, 2015

This Addendum to the Exporter Services Agreement dated January 8, 2015, between AmericaTowne, Inc., a Delaware corporation doing business at 353 E. Six Forks Road, Suite 270 in Raleigh, North Carolina 27609 ("AmericaTowne"), and World Class International Development, Inc. a North Carolina Corporation doing business at 8148 Upper Lake Drive, Raleigh NC 27615 USA ("Exporter"). AmericaTowne and Exporter are collectively referred to as the "Parties" or each individually as a "Party".

The Exporter will make the following payments pursuant to the agreement:

1.   April 1, 2015      $ 2,000 (For Feb 2015)
2.   April 15, 2015    $ 1,000 (For Mar 2015)
3.   April 30, 2015    $ 1,000 (For Mar 2015)
4.   May 15, 2015      $ 1,000 (For Apr 2015)
5.   May 30, 2015      $ 1,000 (For Apr 2015)
6.   June 15, 2015      $ 1,000 (For May 2015)
7.   June 30, 2015      $ 1,000 (For May 2015)

On 15 July 2015 and July 30, 2015 payments in the amount of $2,000 each will be made. If payments are not made in accordance with the schedule above, stock in AmericaTowne Inc. will be held until the account is fully paid. Additionally, all requirements in the agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be duly executed and delivered as of the date set forth below.

AMERICATOWNE, INC.

By /s/ Alton Perkins
Chairman of the Board
Authorized by Board of Directors
Date: April 2, 2015

WORLD CLASS INTERNATIONAL DEVELOPMENT, INC.

By /s/Charles Farag
President
Authorized by the Board of Directors
Date: April 4, 2015